Exhibit 99.1
Nurix Therapeutics Reports First Quarter Fiscal 2023 Financial Results and Provides a Corporate Update
Licensed to Gilead a new development candidate, NX-0479/GS-6791, a targeted protein degrader of IRAK4, resulting in a $20 million payment
Expanded therapeutic area potential of protein degradation pipeline with Gilead in rheumatoid arthritis and other inflammatory diseases
Achieved an additional $7.5 million in research milestones in collaborations with Gilead and Sanofi
Maintained strong financial position with cash and marketable securities of $325.6 million as of February 28, 2023
San Francisco, CA, April 13, 2023 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical stage biopharmaceutical company developing targeted protein modulation drugs designed to treat patients with hematologic malignancies and solid tumors, today reported financial results for the first quarter ended February 28, 2023 and provided a corporate update.
“Nurix had a strong start to 2023 with the recent announcement that Gilead has licensed the first of our five collaboration programs, a targeted protein degrader of IRAK4, triggering a $20 million payment to Nurix and setting the stage for potential achievement of additional milestone payments,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “The advancement of our IRAK4 program marks the achievement of one of our key goals in 2023 and highlights the capability of our platform to create drug candidates for therapeutic areas outside oncology such as inflammatory disease. We look forward to the continued advancement of our exciting pipeline including our wholly owned and partnered programs.”
Recent Business Highlights
•Gilead exercised option to license Nurix’s IRAK4 targeted protein degrader: In March, the companies announced that Gilead exercised its option to exclusively license Nurix’s investigational targeted protein degrader NX-0479, now also designated GS-6791. This is the first development candidate resulting from the 2019 Nurix-Gilead collaboration to discover, develop and commercialize a pipeline of innovative targeted protein degradation therapies. GS-6791 is a potent, selective, oral IRAK4 degrader that targets both the kinase and scaffold functions of the IRAK4 to block inflammatory responses and has potential applications in the treatment of rheumatoid arthritis and other inflammatory diseases. Nurix could potentially receive up to an additional $425 million in clinical, regulatory, and commercial milestone payments, as well as up to low double-digit tiered royalties on product net sales.
•Nurix presented data detailing the chemical structure of NX-2127 at the American Chemical Society Spring 2023 Meeting: Nurix disclosed the structure of NX-2127 and described in detail its pre-clinical characterization and early human pharmacokinetic data in a presentation titled “First disclosure of NX-2127, an oral targeted degrader of Bruton’s tyrosine kinase (BTK) with concurrent immunomodulatory activity for the treatment of B-cell malignancies.”
Upcoming Program Highlights*
•NX-2127: Nurix’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally bioavailable degrader of BTK with immunomodulatory activity for the treatment of patients with relapsed or refractory B-cell malignancies. At this month’s upcoming annual meeting of the American Society for Cancer Research (AACR), Nurix plans to present preclinical data including the discovery, structure-activity relationships, and pre-clinical characterization of NX-2127.

Nurix is conducting a Phase 1 clinical trial of NX-2127 and anticipates presenting additional clinical results in the second half of 2023. Nurix also anticipates defining a regulatory strategy for NX-2127 in the second half of 2023 based on emerging clinical data and feedback from the FDA. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).
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•NX-5948: Nurix’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally bioavailable BTK degrader designed without immunomodulatory activity. At the AACR meeting later this month, Nurix expects to present preclinical data demonstrating potent and sustained degradation activity of NX-5948 against a variety of clinically relevant BTK resistance mutants.

Nurix is evaluating NX-5948 in a Phase 1 clinical trial in adults with relapsed or refractory B-cell malignancies and expects to present initial clinical data from the Phase 1a portion of the study in the second half of 2023. In addition, Nurix expects to define a dose for Phase 1b cohort expansion. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05131022).
•NX-1607: Nurix’s lead drug candidate from its targeted protein elevation portfolio, NX-1607, is an orally bioavailable inhibitor of the E3 ligase CBL-B for immuno-oncology indications including a range of solid tumor types and lymphoma. Nurix is evaluating NX-1607 in an ongoing, Phase 1 trial in adults with a variety of oncology indications and expects to present clinical data from the Phase 1a portion of the study and to define a dose for Phase 1b cohort expansion in the second half of 2023. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).
•NX-0479 /GS-6791: Nurix’s development candidate, now designated GS-6791 is a potent, selective, oral IRAK4 degrader. Degradation of IRAK4 by GS-6791 has potential applications in the treatment of rheumatoid arthritis and other inflammatory diseases.
•Continued advancement of strategic collaborations with Gilead Sciences and Sanofi: Nurix expects to continue to achieve substantial research collaboration milestones throughout 2023 from its collaborations with Gilead Sciences and Sanofi.
*Expected timing of events throughout the press release are based on calendar year quarters.
Fiscal First Quarter 2023 Financial Results
Collaboration revenue for the three months ended February 28, 2023 was $12.7 million compared to $9.6 million for the three months ended February 28, 2022. The increase was primarily due to a higher percentage of completion of performance obligations in the current period. During the three months ended February 28, 2023, we achieved research milestones under the collaboration with Gilead and Sanofi totaling $6.5 million and $1.0 million, respectively.
Research and development expenses for the three months ended February 28, 2023 were $45.8 million compared to $43.1 million for the three months ended February 28, 2022. The increase was primarily related to an increase in compensation and related personnel costs, including in non-cash stock-based compensation expense, attributable to higher headcount, and an increase in clinical costs as we continue our clinical trial programs and ongoing patient enrollment, offset by a general decrease in research related costs.
General and administrative expenses for the three months ended February 28, 2023 were $9.8 million compared to $9.2 million for the three months ended February 28, 2022. The increase was primarily related to an increase in compensation related expenses and non-cash stock-based compensation expense, offset by a general decrease in outside consulting and professional service costs.
Net loss for the three months ended February 28, 2023 was $40.7 million, or ($0.75) per share, compared to a net loss of $42.5 million for the three months ended February 28, 2022, or ($0.95) per share.
Cash, cash equivalents and marketable securities was $325.6 million as of February 28, 2023 compared to $373.0 million as of November 30, 2022.
About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of small molecule and cell therapies based on the modulation of cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging extensive expertise in E3 ligases together with proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin-proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned, clinical stage pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates activation of multiple immune cell types including T cell and NK cells. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.

Forward Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding Nurix’s future financial or business performance; Nurix’s future plans, prospects and strategies; Nurix’s current and prospective drug candidates; the planned timing and conduct of our clinical trial programs for our drug candidates; the planned timing for the provision of clinical updates and findings from our clinical studies; the potential advantages of Nurix’s DELigase™ platform and drug candidates; and the extent to which Nurix’s scientific approach and DELigase™ platform may potentially address a broad range of diseases. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) the timing and results of preclinical studies and clinical trials; (iii) Nurix’s ability to fund development activities and achieve development goals; (iv) the impact of macroeconomic conditions, including inflation, increasing interest rates and volatile market conditions, instability in the global banking system, and global events, including the ongoing COVID-19 pandemic and the ongoing war in Ukraine, on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) Nurix’s ability to protect intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2023, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Contacts:

Investors:	Media:
Silinda Neou	Aljanae Reynolds
Nurix Therapeutics	Wheelhouse Life Science Advisors
ir@nurixtx.com	areynolds@wheelhouselsa.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Nurix Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended February 28,
	2023	2022
Collaboration revenue	$12,685	$9,621
Operating expenses:
Research and development	45,816	43,137
General and administrative	9,821	9,228
Total operating expenses	55,637	52,365
Loss from operations	(42,952)	(42,744)
Interest and other income, net	2,219	211
Net loss	$(40,733)	$(42,533)
Net loss per share, basic and diluted	$(0.75)	$(0.95)
Weighted-average number of shares outstanding, basic and diluted	54,028,238	44,693,812

Nurix Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	February 28, 2023	November 30, 2022
Assets
Current assets:
Cash and cash equivalents	$33,571	$64,474
Marketable securities, current	243,575	244,667
Prepaid expenses and other current assets	11,183	9,308
Total current assets	288,329	318,449
Marketable securities, non-current	48,449	63,879
Operating lease right-of-use assets	10,917	12,345
Property and equipment, net	17,717	17,163
Restricted cash	901	901
Other assets	3,841	4,022
Total assets	$370,154	$416,759
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,629	$5,064
Accrued expenses and other current liabilities	15,388	22,428
Operating lease liabilities, current	5,556	5,530
Deferred revenue, current	38,305	37,633
Total current liabilities	64,878	70,655
Operating lease liabilities, net of current portion	5,106	6,434
Deferred revenue, net of current portion	26,118	35,974
Total liabilities	96,102	113,063
Stockholders’ equity:
Common stock	47	47
Additional paid-in-capital	719,237	709,220
Accumulated other comprehensive loss	(3,247)	(4,319)
Accumulated deficit	(441,985)	(401,252)
Total stockholders’ equity	274,052	303,696
Total liabilities and stockholders’ equity	$370,154	$416,759